Pricing Supplement No.  5                      Filed under Rule 424(b)(2)
Dated:   June 13, 1997                         Registration File No.  33-51865
(To Prospectus dated November 8, 1996 and                            333-14257
 Prospectus Supplement dated May 9, 1997.)

                             Lowe's Companies, Inc.
                          Medium-Term Notes, Series B

Principal Amount:            $8,000,000.00       Floating Rate Notes:  N/A
                                                  Interest Rate Basis:
Interest Rate:                                      N/A  CD Rate
  X  Fixed       Floating                           N/A  Commercial Paper Rate
Interest Rate (if fixed rate):        7.58%         N/A  Federal Funds Rate
                                                    N/A  LIBOR
Maturity Date:               June 18, 2027          N/A  Treasury Rate
                                                    N/A  Prime Rate
Issue Price (as a percentage                        N/A  Other (see attached):
  of principal amount):             100.00       Index Maturity:  N/A
                                                 Spread:  N/A
Agent's Discount                                 Spread Multiplier:  N/A
  or Commission:                $60,000.00       Maximum Interest Rate:  N/A
Net Proceeds to                                  Minimum Interest Rate:  N/A
the Company:                 $7,940,000.00       Initial Interest Rate:  N/A
                                                 Interest Reset Period:  N/A
Settlement Date:             June 18, 1997       Interest Reset Dates:  N/A
Form of Note:                                    Interest Payment Period:  N/A
   X   Book                                      Interest Payment Dates:  A/S
Other:                                           Regular Record Dates:  A/S

Redemption:

   (X) The Notes cannot be redeemed prior to the Maturity Date
   ( ) The Notes may be redeemed prior to the Maturity Date.
   Redemption Commencement Date:
   Redemption Periods:
   Redemption Prices:

Optional Repayment:

   (X) The Notes cannot be repaid prior to the Maturity Date.
   ( ) The Notes can be repaid prior to the Maturity Date at the option of the holder of the notes.
   Optional Repayment Dates:
   Optional Repayment Prices: Par

     As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement and other Pricing Supplements of this date relate) is $143,000,000.00.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".


                                  Lehman Brothers